Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp
Investors: Scott Frommer - +1 336-436-5076
Investor@labcorp.com

Media: Pattie Kushner - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Exclusively Launches Sera Prognostics’ PreTRM Test to Assess for Risk of Preterm Birth

The PreTRM Test is the Only Validated Test That Provides Early and Individualized
Evaluation of Preterm Birth Risk
BURLINGTON, N.C. - May 23, 2017 - LabCorp® (NYSE: LH) today announced the nationwide availability of the PreTRM® test. Developed by Sera Prognostics, Inc., the PreTRM test is the first of its kind validated blood test that provides an early and individualized prediction of preterm birth risk for pregnant women. LabCorp and Sera previously announced their strategic collaboration for LabCorp to be the exclusive U.S. distributor of Sera’s PreTRM test. LabCorp was also a lead investor in Sera’s recently closed Series C financing round.
“As the exclusive U.S. laboratory to offer Sera’s PreTRM test, LabCorp continues to build a leading position in women’s and reproductive health diagnostics,” said Gary M. Huff, chief executive officer of LabCorp Diagnostics. “We are excited about our collaboration with Sera, and this innovative test is part of our ongoing strategy to deliver world-class diagnostics that can improve health and lives.”
The PreTRM test is performed on a standard blood specimen collected during weeks 19 and 20 of pregnancy. The specimen must be collected at one of LabCorp’s over 1,750 patient service centers.
The test can help physicians provide better care by helping to predict the risk of preterm birth, providing the opportunity to intervene earlier to help extend the pregnancy towards full-term. Preterm birth is the leading cause of infant mortality and morbidity in the U.S. and worldwide. Approximately 400,000 of the 4,000,000 annual births in the U.S. are preterm, defined as prior to week 37 of pregnancy, and up to 50 percent of women who delivery prematurely do not have any identified risk factors for preterm birth. According to the March of Dimes, the average cost of care for a premature baby is ten times the average cost for a full-term baby. Children born prematurely can require long-term or lifetime care, with significant additional cost. Each additional week towards full-term pregnancy can help to prevent mortality, improve a variety of health outcomes, including respiratory and neurodevelopmental outcomes, and eliminate or reduce the expense and impact of caring for a preterm infant.
The PreTRM test was supported by the landmark Proteomic Assessment of Preterm Risk study, which followed over 5,500 pregnant women, analyzed over 300 proteins in maternal blood and identified a two-protein signature that was found to be highly predictive of spontaneous preterm birth. The test is a significant addition to LabCorp’s differentiated women’s healthcare and reproductive genetics offerings. These include MaterniT®21, a proprietary, clinically validated non-invasive prenatal test, and the industry’s largest network of genetic counselors who can help patients understand genetic test results. In addition, LabCorp offers patient-focused services such as support to obtain insurance pre-authorization before a test is performed and a personalized estimate of the out-of-pocket cost of services before specimen collection by LabCorp.
For more information about the PreTRM test, please visit www.PreTRM.com and the PreTRM test YouTube Channel. You can also join the conversation on Facebook and @PreTRM. For more information about LabCorp’s comprehensive pregnancy services from preconception through delivery, including the PreTRM test, please visit www.labcorp.com/provider-services/programs/partners-pregnancy.

About the PreTRM Test
The PreTRM test is the first of its kind validated blood test that provides an early and individual risk prediction for spontaneous preterm birth in asymptomatic, singleton pregnancies. The PreTRM test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM test can help physicians identify early in the pregnancy (as early as 19 weeks of gestation) which women are at increased risk for premature delivery, enabling more informed clinical decisions based on each woman’s individual risk. The PreTRM test enables researchers to better understand the causes of preterm birth and to develop new therapies to improve newborn health. The PreTRM test is ordered by a medical professional.
About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.